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                                                                    Exhibit D(8)

                                 SYNGISTIX, INC.

                             SECURED PROMISSORY NOTE

Principal: $_______                                   Issue Date: ________, 2002
                                                          Due Date: May 31, 2005


FOR VALUE RECEIVED the undersigned, Syngistix, Inc., a Delaware corporation (the "COMPANY"), hereby promises to pay to the order of ________________________ (the "HOLDER") the principal sum of $________________ (United States Dollars) plus the deferred origination fee as provided below, or such lesser amount as may be outstanding hereunder or such greater amount as may be due hereunder, with interest on such principal sum and deferred origination fee at a rate per annum as provided below, on or prior to the Maturity Date (defined below).

This Promissory Note (this "NOTE") evidences indebtedness incurred under, and is subject to the terms and provisions of, that certain Note Purchase Agreement dated of even date herewith by and among the Company, Holder and certain other persons or entities as set forth on SCHEDULE 1 attached thereto (the "NOTE PURCHASE AGREEMENT").

Interest shall accrue on this Note at a rate of 8% per annum during the period commencing on the effective date of the Target Acquisition (as defined in the Loan Agreement) and ending on November 30, 2002, and shall be increased each six months thereafter in accordance with the following schedule: to a rate of 10% per annum during the six-month period between December 1, 2002 and May 31, 2003; to a rate of 12% per annum during the six-month period between June 1, 2003 and November 30, 2003; to a rate of 14% during the six-month period between December 1, 2003 and May 31, 2004; to a rate of 16% during the twelve-month period between June 1, 2004 and May 31, 2005. All interest accruing hereunder shall be computed for the actual number of days elapsed and compounded semi-annually on November 30 and May 31 of each year on the basis of a 365-day year.

As provided in Section 2.03 of the Note Purchase Agreement, the Company shall pay Holder on the Maturity Date (or such earlier date as this Note is paid in full), a deferred origination fee of $________ (and interest on such fee at the rates set forth above), which fee is equal to 3% of the principal sum, in consideration of Holder's advancing funds to the Company hereunder.

Payments of principal, interest and the deferred origination fee are to be made in lawful money of the United States of America in immediately available funds to the account of Holder as notified by Holder to the Company from time to time.

The Company shall pay to Holder all accrued interest under this Note semi-annually on November 30 and May 31 of each year, commencing on November 30, 2002, until the principal amount and any interest due hereunder is paid in full; PROVIDED, HOWEVER, that the Company may, at its sole election, defer payment of the interest payments due on November 30, 2002 and May



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31, 2003 until the Maturity Date. Interest shall accrue on the amount of any such deferred payment according to the interest rate schedule set forth above.

All principal, unpaid accrued interest, the deferred origination fee and other amounts due under this Note (to the extent not prepaid) shall be due and payable on May 31, 2005 (the "MATURITY DATE"). As provided in Article IX of the Note Purchase Agreement, this Note may be prepaid at the Company's option in whole or in part prior to the Maturity Date.

This Note is a full recourse obligation of the Company and is secured by substantially all the Company's assets as described in that certain Security Agreement dated of even date herewith executed by the Company for the benefit of Holder and certain other persons or entities as set forth on SCHEDULE 1 attached thereto (the "SECURITY AGREEMENT"). Reference is made to the Security Agreement for a further description of the property covered thereby and the rights, remedies and obligations of Holder in respect thereto.

The occurrence of any of the following events shall constitute "EVENTS OF DEFAULT" hereunder, under the Note Purchase Agreement and under the Security
Agreement:

                  (a) the Company shall default in the payment of any part of the principal of this Note, any interest thereon, or any other amounts due hereunder whether at Maturity, by acceleration or otherwise;

                  (b) any representation or warranty made by or on behalf of the Company in this Note, the Note Purchase Agreement or the Security Agreement in connection with the transactions contemplated hereby or thereby shall prove to have been false or misleading when made in any material respect;

                  (c) failure on the part of the Company to observe, perform or comply with any of the covenants or agreements contained in this Note, the Note Purchase Agreement or the Security Agreement if such failure shall continue for a period of 30 days after the date on which written notice specifying such failure, stating that such notice is a "Notice of Default" hereunder or thereunder and demanding that the Company remedy the same, shall have been given by the Holder;

                  (d) a court having jurisdiction shall enter a decree or order for relief in respect of the Company in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee (or similar official) of the Company for any substantial part of its property, or ordering the winding up or liquidation of its affairs and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

                  (e) the Company shall commence a voluntary case under any applicable bankruptcy, insolvency or similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of




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or taking possession by a receiver, liquidator, assignee, custodian, trustee (or similar official) of the Company for all or any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action in furtherance of any of the foregoing;

                  (f) the filing of a petition against the Company under any applicable bankruptcy, insolvency or similar law now or hereafter in effect if such petition is not dismissed within 60 days of the date of filing;

                  (g) either (i) the Company shall default, as principal or guarantor, in the payment of either principal or interest on any indebtedness for borrowed money (other than trade payables incurred in the ordinary course of business) having a principal balance in excess of $25,000, or (ii) the maturity of any Company indebtedness for borrowed money (other than trade payables incurred in the ordinary course of business) having a principal balance in excess of $25,000 shall have been accelerated so that the same shall have become due and payable prior to the date on which the same would otherwise have become due and payable and such acceleration shall not have been rescinded or annulled;

                  (h) any final judgment for the payment of money against the Company by a court of competent jurisdiction that shall remain undischarged for a period, during which execution shall not be effectively stayed, of 30 days after such judgment becomes final and non-appealable;

                  (i) any voluntary or involuntary sale or other disposition by the Company of all or a material portion of its assets, other than retail sales of inventory in the ordinary course of business; or

                  (j) any liquidation, dissolution or winding up of the Company.

Upon the occurrence of an Event of Default, all outstanding balances due under this Note, including the unpaid principal amount hereof, all accrued but unpaid interest and the deferred original fee, shall be accelerated, and shall be immediately due and payable, at the option of Holder, without demand or notice. In addition, upon the occurrence of an Event of Default, interest shall accrue from the date of such Event of Default until the date such Event of Default is cured at a rate of 18% per annum computed for the actual number of days elapsed on the basis of a 365-day year.

Whenever Holder shall sustain or incur any losses or expenses with respect to enforcement of this Note, the Company shall pay, on demand, to Holder, in addition to any other amounts due hereunder, an amount sufficient to compensate Holder for all such reasonable losses or expenses, including, without limitation, all reasonable costs and expenses of a suit or proceeding (or any appeal thereof) brought for recovery of all or any part of or for protection of the indebtedness evidenced by this Note or to enforce Holder's rights hereunder, including reasonable attorney's fees and expenses.



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The remedies provided in this Note, the Note Purchase Agreement and the Security
Agreement shall be cumulative, and shall be in addition to any other rights or remedies now or hereafter provided by law or equity. No delay, failure or omission by Holder or any holder of this Note, in respect of any default by the Company, to exercise any right or remedy shall constitute a waiver of the right to exercise the right or remedy with respect to any such default or subsequent default.

Notice of demand, presentation for payment, notice of nonpayment or dishonor, protest and notice of protest are hereby waived by the Company. The Company agrees that the granting, with or without notice, of any extension or extensions of time for payment of any sum or sums due hereunder, or for the performance of any covenant, condition or agreement contained herein, or the granting of any other indulgences to the Company, or any other modifications to or amendment of this Note, or the acceptance, release or substitution by Holder of any security, shall in no way release or discharge the liability of the Company.

In the event that (i) the Company issues and sells shares of its capital stock to investors in a bona-fide arms' length transaction for aggregate consideration (excluding conversion of any outstanding indebtedness) of at least $5,000,000 (a "Qualified Offering") and (ii) any principal amount of this Note is then outstanding or was repaid within 120 days of the closing of such Qualified Offering, then the Holder shall have the right, but not the obligation, (A) to convert any unpaid principal and interest then outstanding under this Note into the same class and series of shares of capital stock that are issued and sold in the Qualified Offering ("Offered Shares") at a conversion price that is equal to the lowest per share price paid by the Investors in the Qualified Offering and
(B) to purchase up to that number of Offered Shares with an aggregate purchase price equal to the amount repaid under this Note during said 120-day period at a price that is equal to the lowest per share price paid by the Investors in the Qualified Offering. In each such case, the Offered Shares so acquired by Holder shall have the same rights and privileges provided to the purchasers in the Qualified Offering. Upon a conversion or partial conversion of this Note into shares of the Company's capital stock pursuant to clause (A) of this paragraph, the Holder shall surrender this Note to the Company. Upon the purchase in the Qualified Offering of any Offered Shares that the Holder is entitled to purchase pursuant to the terms of clause (B) of this paragraph, the Holder will pay to the Company an amount in cash or other immediately available funds equal to the aggregate purchase price of the shares so purchased. As soon as practicable thereafter, the Company shall issue and deliver to the Holder a certificate for the number of shares of capital stock to which it shall be entitled as aforesaid, together with a cash adjustment in respect of any fraction of a share if not convertible into a number of whole shares. If this Note is only partially converted into shares of the Company's capital stock and the remaining principal and accrued interest hereunder is not paid in full, the Company shall, upon surrender of this Note, issue to the Holder a replacement promissory note, in form and substance substantially in the form hereof. The Company shall notify the Holder in writing not less than ten (10) business days prior to the closing of a Qualified Offering, specifying the material terms of the Qualified Offering, the anticipated closing date of the Qualified Offering, and the identity of the persons and entities then anticipated to purchase shares in the Qualified Offering. If the Holder intends to convert all or part of this Note or to purchase shares in the Qualified Offering



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pursuant to the terms of this paragraph, the Holder shall notify the Company in writing not less than five (5) business days prior to the anticipated closing date of such Qualified Offering (as stated in the Company's notice) of its intent to so acquire shares, which notice shall specify the number of shares the Holder intends to acquire, and whether and the extent to which such shares will be acquired by conversion of this Note or pursuant to the purchase rights set forth above. If the Holder does not deliver notice to the Company according to the terms of the preceding sentence, the Holder shall forfeit any right it may otherwise have had to participate in such Qualified Offering.

Anything in this Note to the contrary notwithstanding, no provision of this Note, whether operating individually or in conjunction with any applicable provisions of the Note Purchase Agreement, shall require the payment or permit the collection of interest in excess of the highest rate permitted by applicable law, and any portion of the interest otherwise payable under this Note, whether operating individually or in conjunction with any applicable provisions of the Note Purchase Agreement, which is in excess of the highest rate permitted by applicable law shall be credited to the principal of this Note, or, if such principal has been repaid, be refunded to the Company.

If any of the provisions of this Note, the Note Purchase Agreement or the Security Agreement shall be held to be invalid or unenforceable, the determination of invalidity or unenforceability of any such provision shall not affect the validity or enforceability of any other provision or provisions hereof.

This Note shall be binding upon the Company and its successors and assigns and shall inure to the benefit of and be enforceable by Holder and its successors and assigns.

All notices to the Company expressly required in this Note shall be given in accordance with the terms of the notice provisions of the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with the laws of the State of Colorado.

                                       SYNGISTIX, INC., a Delaware corporation



                                       By:
                                          --------------------------------------

                                       Name:
                                             -----------------------------------

                                       Title:
                                              ----------------------------------






AGREED AND ACKNOWLEDGED:


HOLDER:

Name:
     -------------------------------



By:
    --------------------------------
Name:
      ------------------------------
Title:
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